Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-261704, 333-235835 and 333-234424 on Form S-8, Registration Statement No. 333-235824 on Form S-3, and Registration Statement No. 333-232930 on Form S-4, of our report dated February 28, 2022, relating to the consolidated financial statements of US Ecology Inc. and the effectiveness of US Ecology Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of US Ecology Inc. for the year ended December 31, 2021.

/s/ DELOITTE & TOUCHE LLP

Boise, Idaho

February 28, 2022